UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                               PDL BioPharma, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    69329Y104
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 20 Pages

CUSIP No. 69329Y104                    13G                   Page 2 of 20 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Highbridge International LLC
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        $32,200,000 aggregate principal amount of
                    2.00% Convertible Senior Notes due February
OWNED BY            15, 2012, convertible into 2,645,616 shares
                    of Common Stock
EACH
                    $41,380,000 aggregate principal amount of
REPORTING           2.75% Convertible Subordinated Notes due
                    August 16, 2023, convertible into 4,723,651
PERSON WITH         shares of Common Stock
                --------------------------------------------------------
                (7)  SOLE DISPOSITIVE POWER
                     0
                --------------------------------------------------------
                (8) SHARED DISPOSITIVE POWER
                    $32,200,000 aggregate principal amount of
                    2.00% Convertible Senior Notes due February
                    15, 2012, convertible into 2,645,616 shares of Common Stock

                    $41,380,000 aggregate principal amount of
                    2.75% Convertible Subordinated Notes due
                    August 16, 2023, convertible into 4,723,651
                    shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $32,200,000 aggregate principal amount of 2.00% Convertible Senior Notes due February 15, 2012, convertible into 2,645,616 shares of Common Stock

             $41,380,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due August 16, 2023, convertible into 4,723,651 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.81%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 3 of 20 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Highbridge Convertible Arbitrage Master Fund, L.P.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        0

OWNED BY

EACH           -------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0



-----------------------------------------------------------------------
      (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             0



-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0%

-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 4 of 20 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         STAR L.P. (a statistical arbitrage strategy)
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    62,257 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    62,257 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             62,257 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.05%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 5 of 20 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Highbridge Statistical Market Neutral Fund
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    665,435 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    665,435 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             665,435 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.56%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 6 of 20 Page


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,804 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,804 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4,804 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 7 of 20 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         SGAM AI Equity Fund
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    139,846 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    139,846 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             139,846 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.12%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 8 of 20 Pages


-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS

         Highbridge Statistical Opportunities Master Fund, L.P.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    74,505 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    74,505 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             74,505 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.06%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 9 of 20 Pages


-----------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS

         Highbridge Convertible Opportunities Master Fund, L.P.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $5,000,000 aggregate principal amount of
OWNED BY            2.75% Convertible Subordinated Notes due
                    August 16, 2023, convertible into 570,765
EACH                shares of Common Stock
                --------------------------------------------------------
REPORTING       (7)  SOLE DISPOSITIVE POWER
                     0
PERSON WITH
                --------------------------------------------------------
                (8)  SHARED DISPOSITIVE POWER
                     $5,000,000 aggregate principal amount of
                     2.75% Convertible Subordinated Notes due
                     August 16, 2023, convertible into 570,765
                     shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $5,000,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due August 16, 2023, convertible into 570,765 shares of Common Stock

-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.48%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 10 of 20 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Highbridge Capital Management, LLC
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $32,200,000 aggregate principal amount of
OWNED BY            2.00% Convertible Senior Notes due February
                    15, 2012, convertible into 2,645,616 shares
EACH                of Common Stock

REPORTING           $46,380,000 aggregate principal amount of
                    2.75% Convertible Subordinated Notes due
PERSON WITH         August 16, 2023, convertible into 5,294,416
                    shares of Common Stock

                    946,847 shares of Common Stock
               --------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER

                    $32,200,000 aggregate principal amount of 2.00% Convertible Senior Notes due February 15, 2012, convertible into 2,645,616 shares of Common Stock

                    $46,380,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due August 16, 2023, convertible into 5,294,416 shares of Common Stock

                    946,847 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $32,200,000 aggregate principal amount of 2.00% Convertible Senior Notes due February 15, 2012, convertible into 2,645,616 shares of Common Stock

             $46,380,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due August 16, 2023, convertible into 5,294,416 shares of Common Stock

             946,847 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             6.97%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 11 of 20 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Glenn Dubin
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $32,200,000 aggregate principal amount of
OWNED BY            2.00% Convertible Senior Notes due February
                    15, 2012, convertible into 2,645,616 shares
EACH                of Common Stock

REPORTING           $46,380,000 aggregate principal amount of
                    2.75% Convertible Subordinated Notes due
PERSON WITH         August 16, 2023, convertible into 5,294,416
                    shares of Common Stock

                    946,847 shares of Common Stock
               --------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
                              0
               --------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    $32,200,000 aggregate principal amount of
                    2.00% Convertible Senior Notes due February
                    15, 2012, convertible into 2,645,616 shares of Common Stock

                    $46,380,000 aggregate principal amount of
                    2.75% Convertible Subordinated Notes due
                    August 16, 2023, convertible into 5,294,416 shares of Common Stock

                    946,847 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $32,200,000 aggregate principal amount of 2.00% Convertible Senior Notes due February 15, 2012, convertible into 2,645,616 shares of Common Stock

             $46,380,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due August 16, 2023, convertible into 5,294,416 shares of Common Stock

             946,847 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             6.97%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 12 of 20 Pages


-----------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS

         Henry Swieca
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (see instructions)
                                                               (a) [X]
                                                               (b) [ ]
-----------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $32,200,000 aggregate principal amount
OWNED BY            of 2.00% Convertible Senior Notes due
                    February 15, 2012, convertible into
EACH                2,645,616 shares of Common Stock

REPORTING           $46,380,000 aggregate principal amount
                    of 2.75% Convertible Subordinated Notes due
PERSON WITH         August 16, 2023, convertible into 5,294,416
                    shares of Common Stock
PERSON WITH
                    946,847 shares of Common Stock
               --------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    $32,200,000 aggregate principal amount of
                    2.00% Convertible Senior Notes due February
                    15, 2012, convertible into 2,645,616 shares of Common Stock

                    $46,380,000 aggregate principal amount of
                    2.75% Convertible Subordinated Notes due
                    August 16, 2023, convertible into 5,294,416 shares of Common Stock

                    946,847 shares of Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $32,200,000 aggregate principal amount of 2.00% Convertible Senior Notes due February 15, 2012, convertible into 2,645,616 shares of Common Stock

             $46,380,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due August 16, 2023, convertible into 5,294,416 shares of Common Stock

             946,847 shares of Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             6.97%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
-----------------------------------------------------------------------

CUSIP No. 69329Y104                    13G                   Page 13 of 20 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on May 15, 2008 (the "Original Schedule 13G" and the Original Schedule 13G as amended, the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share (the "Common Stock") of PDL BioPharma, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


           Highbridge International LLC
           ----------------------------
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Star, L.P. (a statistical arbitrage strategy)
           ----------------------------------------------
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Statistical Market Neutral Fund
           ------------------------------------------
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  State of Delaware

           Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P.
           ---------------------------------------------------------------
           c/o Harmonic Fund Services
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           SGAM AI Equity Fund
           -------------------
           170 Place Henri Regnault-La Defense 6
           92043 Paris - La Defense Cedex
           France
           Citizenship:  Luxembourg

           Highbridge Statistical Opportunities Master Fund, L.P.
           ------------------------------------------------------
           c/o Harmonic Fund Services

CUSIP No. 69329Y104                    13G                   Page 14 of 20 Pages


           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Convertible Opportunities Master Fund, L.P.
           ------------------------------------------------
           Maples Corporate Services Limited
           PO Box 309, Ugland House
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital Management, LLC
           -----------------------------------
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           Glenn Dubin
           -----------
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           Henry Swieca
           ------------
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States


Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

     As of the date of this filing, (i) Highbridge International LLC beneficially owns $32,200,000 aggregate principal amount of 2.00% Convertible Senior Notes due February 15, 2012 (the "2012 Notes"), convertible into 2,645,616 shares of Common Stock (not counting any accrued and unpaid interest on the 2012 Notes) and $41,380,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due April 16, 2023 (the "2023 Notes" and together with the 2012 Notes, the "Notes"), convertible into 4,723,651 shares of Common Stock (not counting any accrued and unpaid interest on the 2023 Notes), (ii) Highbridge Convertible Arbitrage Master Fund, L.P. no longer beneficially owns any shares of Common Stock, (iii) STAR, L.P. (a statistical arbitrage strategy) beneficially owns 62,257 shares of Common Stock, (iv) Highbridge Statistical Market Neutral Fund beneficially owns 665,435 shares of Common Stock, (v) Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. beneficially owns 4,804 shares of Common Stock, (vi) SGAM AI Equity Fund beneficially owns 139,846 shares of Common Stock and,(vii) Highbridge Statistical Opportunities Master Fund, L.P. beneficially owns 74,505 shares of Common Stock, (viii) and Highbridge Convertible Opportunities Master Fund, L.P. beneficially owns $5,000,000 aggregate principal amount of the 2023 Notes, convertible into 570,765 shares of Common Stock (not counting any accrued and

CUSIP No. 69329Y104                    13G                   Page 15 of 20 Pages


unpaid interest on the 2023 Notes), and (ix) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of $32,200,000 aggregate principal amount of the 2012 Notes, convertible into 2,645,616 shares of Common Stock (not counting any accrued and unpaid interest on the 2012 Notes) beneficially owned by Highbridge International LLC, the $46,380,000 aggregate principal amount of the 2023 Notes, convertible into 5,294,416 shares of Common Stock (not counting any accrued and unpaid interest on the 2023 Notes) beneficially owned by Highbridge International LLC and Highbridge Convertible Opportunities Master Fund, L.P. and the 946,847 shares of Common Stock beneficially owned by STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P., SGAM AI Equity Fund and Highbridge Statistical Opportunities Master Fund, L.P.

         Highbridge Capital Management, LLC is the sub-advisor to Highbridge Statistical Market Neutral Fund and SGAM AI Equity Fund and is the trading manager of Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P., STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Opportunities Master Fund, L.P. and Highbridge Convertible Opportunities Master Fund, L.P. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock held by Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., Highbridge Statistical Market Neutral Fund, Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P., STAR, L.P. (a statistical arbitrage strategy), SGAM AI Equity Fund, Highbridge Statistical Opportunities Master Fund, L.P. and Highbridge Convertible Opportunities Master Fund, L.P.

         (b) Percent of class:

         The Company's quarterly report for the quarterly period ended September 30, 2008 filed on Form 10-Q on November 7, 2008, indicates that as of November 3, 2008, there were 119,506,838 shares of Common Stock outstanding. Therefore, based on the Company's outstanding shares of Common Stock and assuming the conversion of the Notes, (i) Highbridge International LLC may be deemed to beneficially own 5.81% of the outstanding shares of Common Stock of the Company,
(ii) Highbridge Convertible Arbitrage Master Fund, L.P. no longer beneficially owns any shares of Common Stock of the Company,
(iii) STAR, L.P. (a statistical arbitrage strategy) may be deemed to beneficially own 0.05% of the outstanding shares of Common Stock of the Company,
(iv) Highbridge Statistical Market Neutral Fund may be deemed to beneficially own 0.56% of the outstanding shares of Common Stock of the Company, (v) Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P. may be deemed to beneficially own 0.00% of the outstanding shares of Common Stock of the Company,
(vi) SGAM AI Equity Fund may be deemed to beneficially own 0.12% of the outstanding shares of Common Stock of the Company, (vii) Highbridge Statistical Opportunities Master Fund, L.P. may be deemed to beneficially own 0.06% of the outstanding shares of Common Stock of the Company, (viii) Highbridge
Convertible Opportunities Master Fund, L.P. may be deemed to beneficially own 0.48% of the outstanding shares of Common Stock of the Company and (vii) each of

CUSIP No. 69329Y104                    13G                   Page 16 of 20 Pages


Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 6.97% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

         (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote

                          0

                 (ii) Shared power to vote or to direct the vote

                          See Item 4(a)

                (iii) Sole power to dispose or to direct the disposition of


                          0

                 (iv) Shared power to dispose or to direct the
                      disposition of

                          See Item 4(a)


Item 5.  Ownership of Five Percent or Less of a Class

     As of the date hereof, Highbridge Convertible Arbitrage Master Fund, L.P. no longer beneficially owns any shares of Common Stock of the Company and has ceased to be a Reporting Person with respect to the shares of Common Stock.


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 13, 2009, by and among Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, Highbridge Statistically Enhanced Equity Master Fund-U.S., L.P., SGAM AI Equity Fund, Highbridge Statistical Opportunities Master Fund, L.P., Highbridge Convertible Opportunities Master Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 69329Y104                    13G                   Page 17 of 20 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 13, 2009

HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE INTERNATIONAL LLC

                                         By: Highbridge Capital Management, LLC
                                             its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
    ------------------------------       ------------------------------
Name:  John Oliva                        Name:  John Oliva
Title: Managing Director                 Title: Managing Director


HIGHBRIDGE CONVERTIBLE ARBITRAGE         STAR, L.P. (a statistical arbitrage
MASTER FUND, L.P.                        strategy)

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
    ------------------------------           -------------------------------
Name:  John Oliva                        Name:  John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE STATISTICAL MARKET NEUTRAL    HIGHBRIDGE STATISTICALLY ENHANCED
FUND                                     EQUITY MASTER FUND-U.S., L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Sub-Advisor                          its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
    ------------------------------       ------------------------------
Name:  John Oliva                        Name:  John Oliva
Title: Managing Director                 Title: Managing Director

                                         HIGHBRIDGE STATISTICAL OPPORTUNITIES
SGAM AI EQUITY FUND                      MASTER FUND, L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Sub-Advisor                          its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
    ------------------------------       ------------------------------
Name:  John Oliva                        Name:  John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE CONVERTIBLE OPPORTUNITIES
MASTER FUND, L.P.

By: Highbridge Capital Management, LLC   /s/ Glenn Dubin
    its Trading Manager                   ------------------------------
                                          GLENN DUBIN

CUSIP No. 69329Y104                    13G                   Page 18 of 20 Pages


By: /s/ John Oliva
------------------------------
Name: John Oliva
Title: Managing Director



/s/ Henry Swieca
------------------------------
HENRY SWIECA

CUSIP No. 69329Y104                    13G                   Page 19 of 20 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, $0.01 par value, of PDL BioPharma, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 13, 2009

HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE INTERNATIONAL LLC

                                         By: Highbridge Capital Management, LLC
                                             its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
    ------------------------------       ------------------------------
Name:  John Oliva                        Name:  John Oliva
Title: Managing Director                 Title: Managing Director


HIGHBRIDGE CONVERTIBLE ARBITRAGE         STAR, L.P. (a statistical arbitrage
MASTER FUND, L.P.                        strategy)

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
    ------------------------------           -------------------------------
Name:  John Oliva                        Name:  John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE STATISTICAL MARKET NEUTRAL    HIGHBRIDGE STATISTICALLY ENHANCED
FUND                                     EQUITY MASTER FUND-U.S., L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Sub-Advisor                          its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
    ------------------------------           -------------------------------
Name:  John Oliva                        Name:  John Oliva
Title: Managing Director                 Title: Managing Director

                                         HIGHBRIDGE STATISTICAL OPPORTUNITIES
SGAM AI EQUITY FUND                      MASTER FUND, L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Sub-Advisor                          its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
    ------------------------------           -------------------------------
    Name: John Oliva                         Name: John Oliva

CUSIP No. 69329Y104                    13G                   Page 20 of 20 Pages


Title: Managing Director                 Title: Managing Director

HIGHBRIDGE CONVERTIBLE OPPORTUNITIES
MASTER FUND, L.P.

By: Highbridge Capital Management, LLC   /s/ Glenn Dubin
    its Trading Manager                  -----------------------------------
                                         GLENN DUBIN

By: /s/ John Oliva
------------------------------
Name: John Oliva
Title: Managing Director



/s/ Henry Swieca
------------------------------
HENRY SWIECA